Exhibit 10.12.2

ALERIS CORPORATION

2010 EQUITY INCENTIVE PLAN

Form of

AMENDMENT 2 TO THE

STOCK OPTION AWARD AGREEMENT

                                             , 2011

TO:

FROM: Aleris Corporation (formerly “Aleris Holding Company”)

Re:	Amendment 2 to Option Award Agreement

On June 11, 2010 you were granted an option to purchase shares of common stock of Aleris Corporation (the “Company”) (the “Option”) pursuant to an Award Agreement issued under the Company’s 2010 Equity Incentive Plan (the “Plan”) amended as of April 28, 2011 by Amendment 1 to the Award Agreement.

In light of the Company becoming a public company, we have amended, restated and renamed the Plan as the 2011 Equity Incentive Plan and we are amending the terms of your Award Agreement, effective immediately prior to the effectiveness of a 2011 initial public offering of the Company (the “IPO”), as follows:

1.	Section 1(e). Key Terms; Change of Control. The reference to Plan Section 11 in Section 1(e) is amended to Plan Section 12.

2.	Section 2. Exercise. The last two sentences of Section 2 are deleted.

3.	Section 3. Early Termination of the Option. The references to Plan Sections 11 and 15(b) are amended to Plan Sections 12 and 17(b), respectively.

4.	Section 4. Company Call Right. Section 4 is deleted.

5.	Section 6. Option Subject to Plan and Stockholders Agreement. Section 6 is amended to change the heading to Option Subject to Plan and Sections 6 (a) and (b) are amended to read as follows:

(a)	Employee Acknowledgements. By entering into this Award Agreement, you agree and acknowledge that (i) the Option is subject in all respects to the Plan; (ii) the Option is subject to Plan provisions under which, in certain circumstances, the Committee may terminate your Option and/or make adjustments to the kind and/or number of shares or property underlying the Option; and (iii) the Committee has discretion to interpret and administer the Plan and this Award Agreement and its judgments made in accordance with the Plan are final.

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(b)	Conflicts. In the event of a conflict between any term or provision contained herein and a term or provision of the amended and restated Plan, the term or provision contained in the amended and restated Plan shall control.

6.	The acknowledgment and statement within the box in the Award Agreement is deleted.

7.	Effective Date of this Amendment. This Amendment is effective immediately prior to the effectiveness of the IPO.

8.	Continued Terms of Option. Except as otherwise amended in this Agreement, your Option remains subject in all respects to the terms and conditions of the Award Agreement, Amendment 1 and the 2011 Equity Incentive Plan. A copy of the 2011 Equity Incentive Plan has been provided to you.

Sincerely,

Christopher R. Clegg
Executive Vice President, General Counsel & Secretary

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